Exhibit 23.0


           Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of Mueller Industries, Inc. and in the following Registration Statements of Mueller Industries, Inc. of our reports dated March 10, 2006, with respect to Mueller Industries, Inc.'s consolidated financial statements, management of Mueller Industries, Inc.'s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting included in the 2005 Annual Report to Shareholders of Mueller Industries, Inc.:

* Form S-8 No. 333-91237 pertaining to the Mueller Industries, Inc. 2002 Stock Option Plan
* Form S-8 No. 333-72726 pertaining to the Stock Option Agreements for Harvey L. Karp and William D. O'Hagan
* Form S-8 No. 333-52325 pertaining to the Mueller Industries, Inc. 1998 Stock Option Plan
* Form S-8 No. 33-54705 pertaining to the Mueller Industries, Inc. 1994 Stock Option Plan and the 1994 Non-Employee Director Stock Option Plan
* Form S-8 No. 33-47307 pertaining to the Mueller Industries, Inc. 1991 Incentive Stock Option Plan

Our audits also included the financial statement schedule of Mueller Industries, Inc. listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                       /s/ Ernst & Young LLP


Memphis, Tennessee
March 10, 2006